Sales Agreement

                                                           Serial #: 2008AKXS003

Party A: Ankang (Dalian) Agriculture Co., Ltd (Party A)
Party B: Beijing Jingu Hengfa Trading Co., Ltd (Party B)

      Party A and B consult and sign a sales agreement for Party B to sell Party A's product. This agreement is based on the principles of "People's Republic of China Economical Law of Contract" and other related regulations.

      1. Products' quantity, quality and standard

            (a) Party A will sell approximately 1,760 tons of organic rice originating from Mingxuan from Party B totaling approximately $4.3 million. The payments will be divided 4 times and the period of the contract is for 3 months. The price for the first time will be claimed at the second provision (Details can be seen in the appendix), and the price for the other three payments will be set by further meetings.

            (b) Party A should deliver products to Party B's designated location in Beijing. If Party B should experience any defects with Party A's products, Party B should send in a formal letter to Party A within 7 days after receiving the products. Otherwise, the product will be sold as is and Party B cannot request for refunds from Party A in the future.

            (c) If any problem should occur when Party B's storage and transportation met Party A's requirements and the products were still in validity duration, the product can be returned or exchanged after it is being examined by Party A, and Party A should respond to the charges of transportation. Otherwise, Party B should take the responsibilities.

            (d) Party A provides rice products to Party B in accordance with Party B's detailed sales list, and different products should meet the relative quality standards requirements.

      2. Sales price and methods of payment

            (a) Total price of products is $1.1 million and the prepayment is $142,857.

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            (b) The prepayment will be paid to Party A's designated account within 10 days after both parties have signed the agreement. Within 10 days after Party A delivers the products, Party B should pay $214,286 to Party A. The rest of payment will be paid within 3 Months after all the products are received and determined.

      3. Responsibility of default

            (a) If this agreement cannot be implemented or completed from either sides, the breaching Party should bear the responsibilities of default. If the mistakes were made by both Parties, both Parties should bear the responsibilities accordingly.

            (b) If the default was due to a force of nature, both Party A and B do not need to bear any responsibilities. However, they should inform each other timely. Otherwise, if the delayed notice causes any loss, the responding Party should bear all of the direct and indirect losses.

      4. The period of validity

            This agreement will become effective after both sides have signed and will expire on August 4, 2008. It can be eliminated early or modified through consulting.

      5. The agreements and any other further documents will be effective after signed and sealed by both parties.

      6. If any problem arises from the agreement, Party A and B should take a friendly approach to solve the matter. Otherwise, Party A and B will agree to solve the problem through lawsuits and the court should be the local court Party B's region.

      7. The incomplete part of this agreement will be added through further consulting by both sides and have the same legal effects. There are four copies of this agreement and each Party keeps two copies respectively.

      8. Additional provisions: (a) ____________________________________________


                                (b) ____________________________________________


                                (c) ____________________________________________

Party A: Ankang (Dalian)                       Party B: Beijing Jingu Hengfa
         Agriculture Co., Ltd                           Trading Co., Ltd
Legal representative: Shaozhong Liu            Legal representative: Li Yang
Address: XinggangVillage,                      Address: Huihuang International Center,
         Lingang Industrial Area,                       2-200771, #5, North District,
         Changxing Island, Dalian                       Shangdi Information Industrial Base,
                                                        Haidian, Beijing
Phone: 041-82559856                            Phone: 010-85679300
Bank account: Dalian brand, Huaxia Bank        Bank account: Zizhuyuan Branch, Beijing,
                                                             China Industrial and
                                                             Commercial Bank

                                   May 5, 2008